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                                                                     Exhibit 5.2


                                                      [Effective Date of Filing]


Capsule Communications, Inc.
3331 Street Road, Suite 275
Two Greenwood Square
Bensalem, Pennsylvania 19020


Ladies and Gentlemen:

                  We have acted as counsel to Capsule Communications, Inc., a Delaware corporation (the "Target"), in connection with the transactions contemplated by the Agreement and Plan of Reorganization dated as of July 17, 2001 (the "Agreement"), by and among Target, Covista Communications, Inc., a New Jersey corporation ("Acquiror"), and CCI Acquisitions Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror ("Merger Sub"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Agreement or in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Acquiror with the Securities and Exchange Commission (the "Commission"). This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the "Act").

                  In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Agreement and related documents pertaining to the Merger. We also have relied upon certificates of officers of Acquiror and the Target (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Acquiror and the Target and are true and correct without any qualification as to knowledge and belief. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time of the Merger unless we receive written notification from Acquiror or the Target prior to the Effective Time of the Merger.

                  Based on the foregoing and the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Agreement, and if the statements set forth in the Officers' Certificates are



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Capsule Communications, Inc.
[Effective Date of Filing]
Page 2


true and correct on the date hereof and at the Effective Time of the Merger, for United States federal income tax purposes:

         1. The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

         2. Acquiror, Merger Sub, and the Target each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

         3. Except for items as to which we specifically express no opinion, the discussion entitled "Tax Consequences of the Merger Generally" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects. We hereby adopt such discussion as our opinion, except as to the items as to which no opinion is expressed.

         Our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

         In accordance with customary practice relating to opinion letters, our opinion speaks only as of the date hereof, and, subject to the assumptions and conditions set forth above, the Effective Time of the Merger, and we disclaim any duty to update such opinion.

         Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         In accordance with requirements of Item 601(b)(23) of Regulation S-K under Act, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement at the time of the filing thereof, and to the references made to us under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,




                                                 PEPPER HAMILTON LLP